EXHIBIT 16.1

[Letterhead of KPMG LLP]

May 30, 2003

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Summa Industries and, under the date of October 7, 2002, we reported on the consolidated financial statements of Summa Industries as of and for the year ended August 31, 2002.  On May 27, 2003, we resigned. We have read Summa Industries’ statements included under Item 4 of its Form 8-K dated May 30, 2003, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP